INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [_]

Check the appropriate box:

[_] Preliminary proxy statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))

[X] Definitive proxy statement

[_] Definitive additional materials

[_] Soliciting material pursuant to ss.240.14a-11(c) or ss.240.14a-12


                               KRONOS INCORPORATED
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

                               KRONOS INCORPORATED
                               297 Billerica Road
                         Chelmsford, Massachusetts 01824


                                                           December 20, 2000


Dear Stockholder:

         We cordially invite you to attend our 2001 Annual Meeting of Stockholders, which will be held at 10:00 a.m. on Thursday, February 8, 2001 at the offices of the Company, 297 Billerica Road, Chelmsford, Massachusetts 01824.

         At this meeting you are being asked to (i) elect two Class III Directors, (ii) approve amendments to the Company's 1992 Equity Incentive Plan and (iii) ratify the selection of Ernst & Young LLP as independent auditors for the Company for the 2001 fiscal year.

Please read the enclosed Proxy Statement, which describes the nominees for Director and presents other important information, and complete, sign and return your proxy promptly in the enclosed envelope.

         We hope you will join us on February 8 for our Annual Meeting, but we know that every stockholder will not be able to do so. Whether or not you plan to attend, please return your signed proxy as soon as possible.

                                            Sincerely,
                                            MARK S. AIN
                                            Chairman and Chief Executive Officer

                               KRONOS INCORPORATED
                               297 Billerica Road
                         Chelmsford, Massachusetts 01824

                  NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS

                                FEBRUARY 8, 2001

         Notice is hereby given that the Annual Meeting of Stockholders of Kronos Incorporated (the "Company") will be held at the offices of the Company, 297 Billerica Road, Chelmsford, Massachusetts 01824, on February 8, 2001 at 10:00 a.m. for the following purposes:

1.       To elect two Class III Directors for the ensuing three years.

2. To approve amendments to and restatement of the Company's 1992 Equity Incentive Plan, as set forth in the accompanying Proxy Statement under "Approval of Amendments to 1992 Equity Incentive Plan."

3. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 2001 fiscal year.

4. To transact such other business as may properly come before the meeting and any and all adjourned sessions thereof.

         Only stockholders of record at the close of business on December 11, 2000 will be entitled to notice of and to vote at the Annual Meeting and any and all adjourned sessions thereof. The stock transfer books of the Company will remain open.

                                             By Order of the Board of Directors,
                                                PAUL A. LACY, CLERK

Chelmsford, Massachusetts
December 20, 2000

         IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                               KRONOS INCORPORATED
                               297 Billerica Road
                         Chelmsford, Massachusetts 01824

             Proxy Statement for the Annual Meeting of Stockholders
                         To Be Held on February 8, 2001

         The enclosed form of proxy is solicited on behalf of the Board of Directors of Kronos Incorporated ("Kronos" or the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held at the offices of the Company, 297 Billerica Road, Chelmsford, Massachusetts 01824, on February 8, 2001 at 10:00 a.m. and at any and all adjourned sessions thereof.

         A proxy may be revoked by a stockholder, at any time before it is voted, by (i) returning to the Company another properly signed proxy bearing a later date, (ii) otherwise delivering a written revocation to the Clerk of the Company, or (iii) attending the Meeting or any adjourned session thereof and voting the shares covered by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting in accordance with the instructions contained therein. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting.

         The expense of soliciting proxies will be borne by the Company. In addition to solicitations by mail, officers and regular employees of the Company, without additional remuneration, may solicit proxies by telephone, telegram and personal interviews from brokerage houses and other shareholders. The Company will also reimburse brokers and other persons for their reasonable charges and expenses incurred in forwarding soliciting materials to their principals.

         The Annual Report of the Company for the fiscal year ended September 30, 2000, is being mailed to the Company's stockholders with this Notice and Proxy Statement on or about December 20, 2000.

         A copy of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000, as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written request to the Treasurer, Kronos Incorporated, 297 Billerica Road, Chelmsford, Massachusetts 01824.

                      Voting Securities and Votes Required

         On December 11, 2000, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 12,407,626 shares of Common Stock of the Company, $.01 par value per share ("Common Stock"). Each share is entitled to one vote.

         The holders of a majority of the number of shares of Common Stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

         The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of Directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and properly cast on a matter is required for the amendments to and restatement of the 1992 Equity Incentive Plan (the "Plan"), and the ratification of the selection of Ernst & Young LLP ("Ernst & Young") as the Company's independent auditors for the current fiscal year.

         Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth certain information with respect to the beneficial ownership of the Common Stock as of September 30, 2000 (except as otherwise indicated) by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each Director and nominee for Director; (iii) each executive officer named in the Summary Compensation Table under the heading "Executive Compensation" below and (iv) all Directors and executive officers of the Company as a group.

         The number of shares beneficially owned by each Director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after September 30, 2000 (except as otherwise indicated) through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.


                                                                                                 Percentage of
                                                                 Shares of Common Stock          Common Stock
                                                                   Beneficially Owned             Outstanding
Name and Address
Wanger Asset Management, L.P.
and Wanger Asset Management, Ltd......................                    1,213,350(1)(3)             9.8%
227 W. Monroe Street, Suite 3000
Chicago, Illinois 60606

Fidelity Entities.....................................                    1,011,630(2)                8.2%
82 Devonshire Street
Boston, Massachusetts 02109-3614.

Acorn Fund, a Series of the Acorn Investment Trust....                      737,000(3)(1)             6.0%
 227 W. Monroe Street, Suite 3000
 Chicago, Illinois 60606

Mark S. Ain*..........................................                      592,609(4)(5)              4.7%
W. Patrick Decker*....................................                      115,076(5)                   ^
Richard J. Dumler*....................................                      12,909(5)(6)                 ^
D. Bradley McWilliams*................................                      186,202(5)                 1.5%
Lawrence Portner*.....................................                        7,425(5)                   ^
Samuel Rubinovitz*....................................                       11,025(5)                   ^
Aron J. Ain...........................................                       73,116(5)                   ^
Paul A. Lacy..........................................                       61,642(5)                   ^
Laura L. Woodburn.....................................                       36,832(5)                   ^
All Directors and executive officers as a group (11
persons)..............................................                    1,171,913(7)                  9.1%




------------

  *      Director of the Company
  ^      Less than 1% of the shares of Common Stock outstanding
(1) Represents an aggregate of 1,213,350 shares of Common Stock owned by entities (including 737,000 shares owned by The Acorn Fund) - as to which Wanger Asset Management, L.P. ("WAM") acts as investment advisor. WAM has shared voting authority and dispositive power with respect to these shares of Common Stock in its capacity as investment advisor to these entities. Also reflects beneficial ownership of Wanger Asset Management, Ltd., the general partner of WAM. See also footnote (3) below.
(2) Represents an aggregate of 1,011,630 shares of Common Stock which are indirectly held by FMR Corp. and as to which FMR Corp. has sole dispositve power, but not sole voting power. Fidelity Management and Research Company is the beneficial owner of 833,830 of these shares, as result of its serving as an investment advisor. Fidelity Management Trust Company is the beneficial owner of the remaining 177,800 shares, as result of serving as an investment manager.
(3) Acorn Fund, a Series of the Acorn Investment Trust, shares voting authority and dispositive power over these shares of Common Stock with WAM, its investment advisor. See also footnote (1) above.
(4) Mr. Mark Ain's address is c/o Kronos Incorporated, 297 Billerica Road, Chelmsford, MA 01824. Includes 2000 shares held by Mr. Ain's wife and six shares held by Mr. Ain's son. Mr. Ain disclaims beneficial ownership of these shares held by his wife and son.
(5) Includes the following shares of Common Stock issuable upon the exercise of outstanding stock options which may be exercised within 60 days after September 30, 2000: Mr. Mark Ain: 191,750; Mr. Decker:
         103,375;  Mr. Dumler: 4,345;  Mr.  McWilliams: 2,025; Mr. Portner: 375;
         Mr. Rubinovitz: 2,025; Mr. Aron Ain: 62,950; Mr. Lacy: 56,050;
         Ms. Woodburn: 35,375.
(6) Includes 939 shares of Common Stock held by Lambda III, L.P. of which Lambda Management, L.P. is the sole general partner. Mr. Dumler is a general partner of Lambda Management, L.P. and shares voting, investments and dispositive power with respect to these shares.
(7) Includes 512,520 shares of Common Stock issuable upon the exercise of outstanding stock options held by executive officers and Directors of the Company which may be exercised within 60 days after September 30, 2000. Also includes shares of Common Stock held by affiliates of Directors (See footnote (5)).



                              ELECTION OF DIRECTORS

         The Company's Restated Articles of Organization and Amended and Restated By-Laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible. The Class I, Class II and Class III Directors are currently serving until the annual meeting of stockholders to be held in 2002, 2003 and 2001, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, Directors are generally elected for a full term of three years to succeed those whose terms are expiring.

         The Board of Directors has fixed the number of Directors at six and the number of Class III Directors at two. There are currently two Class I Directors, two Class II Directors and two Class III Directors.

         Unless otherwise instructed, the enclosed proxy will be voted to elect the persons named below as Class III Directors for a term of three years expiring at the 2004 annual meeting of stockholders and until their respective successors are duly elected and qualified.

         The nominees, as identified below, are currently serving as Directors of the Company. If any nominee should become unavailable, the enclosed proxy may be voted for a substitute nominee designated by the Board of Directors, unless instructions are given to the contrary. The Board of Directors does not anticipate that either of the nominees will become unavailable. The Company has no nominating committee and all nominations are made by the Board of Directors.

         The following table sets forth the name, age, length of service as a Director of each member of the Board of Directors, including the nominees for Class III Directors, information given by each concerning all positions he holds with the Company, his principal occupation and business experience for the past five years and the names of other publicly-held companies of which he serves as a Director. Information with respect to the number of shares of Common Stock beneficially owned by each Director, directly or indirectly, as of September 30, 2000, appears above under the heading "Security Ownership of Certain Beneficial Owners and Management."


                        Nominees for Class III Directors
                             Terms Expiring in 2004


Richard J. Dumler, 58
Director

     Richard J. Dumler has served as a Director of the Company since 1982. Mr. Dumler has been general partner of Lambda Management, L.P., a venture capital investment company, since 1983 and Vice President of Lambda Fund Management Inc., an investment management company, since 1990. He served as First Vice President of Drexel, Burnham, Lambert, Inc. from 1983 to 1990.

Samuel Rubinovitz, 70
Director

     Samuel Rubinovitz has served as a Director of the Company since 1985. From 1989 until April 1996, he was a director of EG&G, Inc., a diversified manufacturer of scientific instruments and electronic, optical and mechanical equipment. In January 1994, Mr. Rubinovitz retired from his position as Executive Vice President of EG&G, a position he had held since 1989. From 1986 to 1989, he was Senior Vice President of EG&G. Mr. Rubinovitz is a director of the following two companies: Richardson Electronics, Inc., a manufacturer and distributor of electron tubes and semiconductors; and KLA-Tencor Technology advising KLA-Tencor Corporation, a manufacturer of high performance instrumentation used in the processing and inspection of semiconductors. Mr. Rubinovitz is also Chairman of the Board of Directors and a director of LTX Corporation, a manufacturer of instruments used to test semiconductor devices.

                               Class II Directors
                              Term Expiring in 2003

Mark S. Ain, 57
Chief Executive Officer, Chairman of the Board and Director

     Mark S. Ain, a founder of the Company, has served as Chief Executive Officer, Chairman of the Board and a Director of the Company since its organization in 1977. He also served as President from 1977 through September 1996. From 1974 to 1977, Mr. Ain operated his own consulting company, providing strategic planning, product development and market research services. From 1971 to 1974, he was associated with a consulting firm. From 1969 to 1971, Mr. Ain was employed by Digital Equipment Corporation both in product development and as Sales Training Director. He received a B.S. from the Massachusetts Institute of Technology and an M.B.A. from the University of Rochester. Mr. Ain is a director of KVH Industries, Inc., a manufacturer of navigation and satellite communications equipment and Park Electrochemical Corporation, a manufacturer of electronic materials used to fabricate printed circuit boards and semiconductor packages. Mr. Ain is the brother of Aron J. Ain, Vice President, Worldwide Sales and Service of the Company.




W. Patrick Decker, 53
President, Chief Operating Officer and Director

         W. Patrick Decker has served as President and Chief Operating Officer of the Company since October 1996, and as a Director since 1997. Previously, he served as Vice President, Marketing and Field Operations of the Company from 1982 until October 1996. From 1981 to 1982, Mr. Decker was General Manager at Commodore Business Machines, Inc.-New England Division, a personal computer manufacturer. From 1979 to 1980, Mr. Decker was a National Sales Manager for the General Distribution Division of Data General Corporation, a computer company.

                                Class I Directors
                             Terms Expiring in 2002

D. Bradley McWilliams, 59
Director

     D. Bradley McWilliams has served as a Director of the Company since 1993. From 1982 to 1995, Mr. McWilliams held the position of Vice President of Cooper Industries, Inc., a worldwide manufacturer of electrical products, tools and hardware. In 1995, Mr. McWilliams was named Senior Vice President and Chief Financial Officer of Cooper Industries, Inc.

Lawrence Portner, 64
Director

         Lawrence Portner has served as a Director of the Company since 1993. Mr. Portner held the position of Vice President of Software Engineering for Data General Corporation from June 1992 to December 1994 and served as a consultant to Data General from 1988 to June 1992. Prior to that time, Mr. Portner held the position of Vice President and General Manager of Research and Development of Apollo Computer from 1983 to 1986. From 1963 to 1983, Mr. Portner served in various capacities at Digital Equipment Corporation, most recently as Vice President of Strategic Planning.


Director Compensation

         Each Director who is not a full-time employee of the Company receives a quarterly retainer of $1,000 for his services as a Director, $2,000 for each Board meeting attended, and $1,000 for each committee meeting not held on the same day as a Board meeting. In addition, each Director who serves as a Committee Chairman receives a quarterly retainer of $500. The Company also reimburses expenses incurred by non-employee Directors to attend Board meetings. It is also expected that each non-employee Director will receive annually a stock option grant to purchase 3,000 shares of Common Stock at a price equal to fair market value on the date of grant, so long as that Director owns a minimum of 3,000 shares of Common Stock of the Company. On February 3, 2000, each of Messrs. Dumler, Rubinovitz, McWilliams and Portner was awarded a stock option to purchase 3,000 shares of Common Stock at an exercise price of $65.00 per share.


Board of Directors and Committee

         During the Company's fiscal year ended September 30, 2000, the Board of Directors of the Company held a total of four meetings. Each Director attended at least 75% of the total number of meetings of the Board of Directors and all committees on which he served. In May, 2000 the Board of Directors unanimously adopted and approved a formal written charter for the Audit Committee. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

                            REPORT OF AUDIT COMMITTEE


         In accordance with its charter, adopted by the Board of Directors, the Audit Committee, which is composed of three independent Directors, held two meetings during fiscal 2000. The Audit Committee is responsible for overseeing the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for preparing the Company's financial statements and the quality and integrity of the reporting process, including the system of internal controls. The independent auditors, Ernst & Young LLP, are responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles.

         In fulfilling its oversight responsibilities, the Committee has reviewed the audited financial statements in the Annual Report with both management and the independent auditors. Their review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

         The Committee discussed with the Company's independent auditors the overall scope and plan of their audit. In addition, it met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's system of internal controls, the overall quality of the Company's financial reporting and such other matters as are required to be discussed under generally accepted auditing standards.

         The Committee has discussed with Ernst & Young LLP that firm's independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board.

         In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2000 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to shareholder approval, the reappointment of the Company's independent auditors.

                                   D. Bradley McWilliams, Audit Committee Chair
                                   Richard J. Dumler, Audit Committee Member
                                   Samuel Rubinovitz, Audit Committee Member

                        REPORT OF COMPENSATION COMMITTEE

Introduction

         The Company's compensation program for executive officers is administered by the Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee"), which is composed of three non-employee, independent members of the Board of Directors, Messrs. Rubinovitz, Dumler and Portner. The Committee, which held six meetings during fiscal year 2000, is responsible for establishing and administering the policies which govern both annual compensation and equity ownership. It administers the Company's stock option plans, recommends to the Board of Directors the annual salaries and bonuses of the Company's executive officers and makes recommendations to the Board with regard to the adoption of any new employee stock benefit plans.

         The Company's executive compensation program reflects input from the Company's Chief Executive Officer. The Compensation Committee reviews his proposals concerning executive compensation and makes a final determination concerning the scope and nature of compensation arrangements. The actions of the Compensation Committee are reported to the Company's entire Board of Directors.

         Kronos believes it important that its stockholders understand the Company's philosophy regarding executive compensation, and how this philosophy manifests itself in the Company's various compensation plans.


Philosophy

         All of Kronos' compensation programs are aimed at attracting and retaining key employees, motivating them to achieve, and rewarding them for superior Company performance. Different programs are geared to short and longer term performance with the goal of increasing stockholder value over the long term.

         Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards, and expectations. Since Kronos believes the performance of every employee is important to the success of the Company, it is mindful of the effect of its executive compensation and incentive programs on all employees.

         The Compensation Committee of Kronos believes that the compensation of Kronos' executives should reflect their success in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share, and growth or maintenance of market share and long-term competitive advantage, and ultimately, in attaining an increased market price for the Company's stock. The Compensation Committee believes that the performance of Kronos' executives in the management of the Company, considered in the light of general economic and specific company, industry, and competitive conditions, should be the basis for the determination of executive compensation, bonuses, and stock option awards. It believes executive compensation should not be based on the short-term performance of the Company's stock, whether favorable or unfavorable, but rather that the price of the Company's stock will, in the long-term, reflect the operating performance of the Company, and ultimately, the management of the Company by its executives. The Company seeks to have the long-term performance of the Company's stock reflected in executive compensation through the Company's stock option and other equity incentive programs.


Programs

         Kronos   currently   has  three  major   components  to  its  executive
compensation plans: salary, bonus and stock option and other equity incentive programs.


Salary

         The Committee reviews each executive officer's salary annually. In determining appropriate salary levels for executives, the Compensation Committee primarily takes into account salary compensation at comparably sized companies in the electronics and software industries. To track this, the Committee relies on salary surveys conducted by third parties and its own knowledge of compensation at companies in the greater metropolitan area.

         The Committee's goal is to establish base salary compensation in the upper half of the range of salaries for executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and of comparable size and success, but not at the highest levels. The Company believes this gives it the opportunity to attract and retain talented managerial employees both at the level of Vice President and below. At the same time, this level of salary allows the Company to have a bonus plan based on performance without raising executive compensation beyond levels which the Company believes are appropriate.


Bonus

         Kronos' cash bonus plan is designed to reward its executives for the achievement of shorter term Company financial goals, principally increases in the Company's pre-tax income. The Company's philosophy is to reward its senior executives as a group if the Company's goals are achieved. The maximum bonus payable for fiscal 2000 ranged from 10% to 35% of base salary, depending on the achievement of financial goals, including the level of pre-tax income achieved by the Company. The Company believes this level of award strikes the right balance between incentive and reward, without offering undue incentives to management to make short-term decisions that could be harmful in the long run. Early in the Company's fiscal year, the Compensation Committee sets guidelines for the awards based upon achievement of financial goals, including the level of pre-tax income, and based upon its own assessment of the ability of the Company to achieve the Company's annual financial plan, in light of economic conditions and other factors. It is the general philosophy of the Board that management be rewarded for their performance as a team in the attainment of these goals, rather than individually.

         While the cash bonus plan is based on the attainment of certain financial goals, awards under the plan for any individual or the officers as a group are entirely at the discretion of the Compensation Committee, which may choose to award the bonus or not, in light of all relevant factors after completion of the Company's fiscal year.


Stock Option and Equity Incentive Programs

         The Company intends that its stock option program be its primary vehicle for offering long-term incentives and rewarding its executives and key employees. Kronos believes that the granting of stock options is the compensation mechanism which works most effectively to align the interests of the Company's management and shareholders. The goal of the program has been to enable members of the program to participate in the success of the Company commensurate with their contributions. Kronos desires that senior executives achieve a meaningful equity stake in the Company through their participation in the option program.

         Much has been written about the value of stock options at the time they are granted. In Kronos' case, in order to make their past options valuable, members of management worked over an extended period of time to build the Company, the success of which at the time the options were granted was hardly assured. Given the price earnings multiple of Kronos stock, management will have to achieve substantial ongoing earnings growth for their options to have meaningful value. This also is not assured and will require dedication and effort similar to that put forth in the past. Kronos seeks to ensure this continued dedication and effort through continuing grants of stock options.

         Stock options are granted to key employees based upon prior performance, the importance of retaining their services for the Company, and the potential for their performance to help the Company attain its long-term goals. There is no set formula for the award of options to individual executives or employees. The award of stock options is generally done annually in conjunction with the Compensation Committee's formal review of the individual performance of its key executives, including its Chief Executive Officer, and their contributions to the Company.

         In the past, Kronos has annually granted options to purchase between 2% and 6% of the Company's outstanding shares on a fully-diluted basis. Of this amount, approximately half have been granted to the Company's executive officers and key managers, and the balance to key employees. In aggregate, the named executive officers received 156,500 shares or 19.7% of the total options granted in fiscal 2000. The Compensation Committee currently expects to continue this general practice.

         In connection with the Company's equity incentive plan, participants may use shares to exercise their options or to pay taxes at the applicable statutory minimum rate on nonstatutory options. The purpose of this program is to encourage the officers to hold rather than sell their Kronos shares.

         The Employee Stock Purchase Plan is designed to appeal primarily to non-executive Kronos employees and is not intended to be a meaningful element in executive compensation.




Summary of Compensation of Chief Executive Officer

         In fiscal year 2000, Mark S. Ain, the Company's Chief Executive Officer, received a salary of $401,538. He received no bonus compensation for fiscal year 2000. In deciding whether or not bonus compensation would be paid for fiscal year 2000, the Compensation Committee reviewed whether certain of the Company's financial goals established at the beginning of fiscal year 1999 had been attained. On October 26, 2000, Mr. Ain was granted a nonstatutory option to purchase 30,000 shares of Common Stock at a price of $32.25 per share, the fair market value on the date of the grant, based on Mr. Ain's performance in fiscal year 2000. This option vests at the rate of 7,500 shares per year, beginning on the first anniversary date of the grant. In determining the number of shares covered by the options granted to Mr. Ain, the Compensation Committee evaluated Mr. Ain's prior performance, the importance of retaining his services for the Company, and his potential to help the Company attain its long-term goals.


Employment Contracts and Retention Agreements

         Kronos currently has no employment contracts with any of its employees, including those senior executives named in the Summary Compensation Table. In October 2000, Kronos adopted and entered into retention agreements with each of the senior executives named in the Summary Compensation Table. Under these agreements, each senior executive is eligible to receive, if his or her employment with Kronos is terminated by the Company for reasons other than for cause (as defined in the retention agreement) or by the senior executive for good reason (as defined in the retention agreement), within 12 months following a change in control of Kronos, a cash payment equal to three times the sum of the senior executive's highest base salary (or in the case of Ms. Woodburn, a cash payment equal to one time her highest base salary) and highest bonus, received in any year for the five-year period prior to such change in control. The senior executive has the option to receive this cash payment in one lump sum or in 36 equal monthly installments. In addition, except with respect to Ms. Woodburn, in the event a senior executive's termination occurs after 12 months following a change in control, the senior executive is eligible to receive a cash payment equal to two times the sum of the senior executive's highest base salary and highest bonus, received in any year for the five-year period prior to the change in control. The retention agreements also provide that Company will continue to provide benefits to the senior executives for a period of one year after the date of his or her termination.

         The Company does not believe that Section 162(m) of the Internal Revenue Code, as amended (the "Code"), which disallows a tax deduction for certain compensation in excess of $1 million, will generally have a significant impact on the Company.


Compensation Committee Interlocks and Insider Participation

         No member of the Compensation Committee was at any time during the past fiscal year, or formerly, an officer or employee of the Company or any subsidiary of the Company, nor has any member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. No executive officer of the Company has served as a Director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a Director of or member of the Compensation Committee of the Company.

                                Samuel Rubinovitz, Compensation Committee Chair Richard J.Dumler, Compensation Committee Member Lawrence Portner, Compensation Committee Member

Executive Compensation

         Summary   Compensation.   The   following   table  sets  forth  certain
information with respect to the annual and long-term compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers during the three fiscal years ended September 30, 1998, 1999 and 2000 who were serving as executive officers on September 30, 2000 (the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                              Long-Term
                                                     Annual Compensation                     Compensation
                                    ------------------------------------------------------   --------------
                                                                                                Awards
                                                                                              Securities
                                                                             Other Annual     Underlying       All Other
Name and Principal Position          Year       Salary($)     Bonus($)      Compensation($)    Options(#)     Compensation(S)(1)
----------------------------        ------     ----------    ----------    ---------------   -------------    ------------------
Mark S. Ain.........                 2000       $401,538           --            --              50,000          $2,000
Chief Executive                      1999        351,346      $122,500           --              45,000           1,500
 Officer                             1998        331,269       115,500           --              45,000           1,500


W. Patrick Decker...                 2000        281,077           --            --              40,000           2,000
President & Chief                    1999        261,000        91,000           --              37,500           1,500
 Operating Officer                   1998        245,942        85,750           --              40,500           1,500


Aron J. Ain ........                 2000        211,812           --            --              22,000           2,000
Vice President                       1999        196,754        68,600           --              18,000           1,500
Worldwide Sales                      1998        185,712        64,750           --              18,000           1,500
 and Service


Paul A. Lacy........                 2000        211,812           --            --              22,000           2,000
Vice President                       1999        196,754        68,600           --              18,000           1,500
 Finance &                           1998        185,712        64,750           --              18,000           1,500
 Administration


Laura L. Woodburn....                2000        216,831           --            --              22,500           2,000
Vice President                       1999        202,175        70,490           --              22,500           1,500
 Engineering                         1998        190,731        66,500           --              30,000           1,500

-----------

(1)     Amounts shown represent matching contributions made by the Company to its 401(k) Savings Plan on behalf of the Named
        Executive Officers.




Option Grants and Exercises

         The following tables summarize option grants and exercises during the fiscal year ended September 30, 2000 to or by the Named Executive Officers and the value of the options held by such persons at the end of fiscal year 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                         Potential Realizable
                                                                                                           Value at Assumed
                                                                                                            Annual Rates of
                                                                                                             Stock Price
                                                                                                           Appreciation for
                                                    Individual Grants                                       Option Term(2)
                         --------------------------------------------------------------------------      ----------------------

                                                        Percent
                                                       of Total
                                                       Options
                         Number of Securities         Granted to        Exercise or
                          Underlying Options          Employees            Base          Expiration
 Name                       Granted (#)(1)          in Fiscal Year       Price($Sh)         Date           5%($)        10%($)
----                    -------------------       ---------------      -----------     ------------     ---------     --------
Mark S. Ain........            50,000                    6.3%            $37.5625         04/04/04       $461,819     $1,009,126


W. Patrick Decker..            40,000                    5.0%            37.5625          04/04/04        369,456        807,301


Aron J. Ain........            22,000                    2.8%            37.5625          04/04/04        203,201        444,015


Paul A. Lacy.......            22,000                    2.8%            37.5625          04/04/04        203,201        444,015


Laura L. Woodburn..            22,500                    2.8%            37.5625          04/04/04        207,819        454,107

------------------


(1) Each option was granted on October 4, 1999 and vests in four equal annual installments commencing one year from the date of grant.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                   Number of
                                                                   Securities
                                                                   Underlying
                                                                  Unexercised           Value of Unexercised
                                                               Options at Fiscal        In-The-Money Options
                                                                  Year-End (#)        at Fiscal Year-End ($)(2)
                                                               ----------------     ----------------------------
                                Shares
                              Acquired on         Value           Exercisable/              Exercisable/
    Name                      Exercise(#)     Realized($)(1)     Unexercisable              Unexercisable
------------                 -------------   ---------------   ----------------     ----------------------------
Mark S. Ain........             40,500          $1,706,063      138,150/135,350          $2,294,987/1,043,886


W. Patrick Decker..              4,500             166,500       61,125/111,625             775,718/880,780


Aron J. Ain........             24,750            1,013,886      41,400/56,350              713,925/421,574


Paul A. Lacy.......             21,375            1,077,891      35,100/55,150              438,075/405,674


Laura L. Woodburn..             20,500              775,937      10,625/69,375              154,281/594,468

------------

(1) Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.

(2) Based on the fair market value of the Common Stock on September 30, 2000 ($30.00), the last day of the Company's 2000 fiscal year, less the option exercise price.

                          COMPARATIVE STOCK PERFORMANCE

         The following graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative return of (i) the Nasdaq Stock Market - U.S. Index (the "Nasdaq Composite Index"), and (ii) the Hambrecht & Quist Technology Index (the "Industry Index") during the five-year period ended September 30, 2000. The graph assumes the investment of $100 in the Company's Common Stock, the Nasdaq Composite Index and the Industry Index and assumes dividends are reinvested. Measurement points are the last days of the Company's fiscal years ended September 30, 1996, 1997, 1998, 1999 and 2000, and the last trading days of each of the other months in the Company's 1996, 1997, 1998, 1999 and 2000 fiscal years.

                   Kronos          Hambrecht & Quist      Nasdaq Stock Market-
     DATES      Incorporated       Technology Index           U.S. Index
     -----    ----------------    --------------------   ----------------------
    Sep-95          100.00               100.00                 100.00
    Oct-95           99.46               101.40                  99.42
    Nov-95           94.05               100.16                 101.75
    Dec-95          102.70                94.71                 101.22
    Jan-96          110.27                96.11                 101.72
    Feb-96          100.69               100.93                 105.60
    Mar-96           82.70                96.54                 105.95
    Apr-96           96.49               109.88                 114.73
    May-96          104.59               111.53                 120.00
    Jun-96          115.14               103.41                 114.58
    Jul-96           89.59                92.78                 104.38
    Aug-96           96.49                98.40                 110.25
    Sep-96           99.73               109.77                 118.68
    Oct-96           94.46               108.20                 117.36
    Nov-96           92.43               120.96                 124.64
    Dec-96          103.78               117.71                 124.53
    Jan-97          107.03               130.32                 133.37
    Feb-97           88.38               119.68                 125.99
    Mar-97           56.76               112.20                 117.77
    Apr-97           69.73               116.35                 121.44
    May-97           84.32               133.87                 135.20
    Jun-97           89.19               135.05                 139.35
    Jul-97           79.46               156.78                 154.03
    Aug-97           87.97               157.22                 153.80
    Sep-97           83.92               163.67                 162.92
    Oct-97           94.05               146.19                 154.43
    Nov-97          101.35               144.66                 155.25
    Dec-97           99.93               138.01                 152.52
    Jan-98          100.95               146.86                 157.35
    Feb-98          111.89               164.32                 172.14
    Mar-98          113.92               167.10                 178.51
    Apr-98          116.76               173.60                 181.51
    May-98          115.95               160.94                 171.43
    Jun-98          117.57               171.07                 183.41
    Jul-98          112.70               168.91                 181.27
    Aug-98          120.41               132.84                 145.34
    Sep-98          120.00               152.07                 165.50
    Oct-98          116.76               164.90                 172.77
    Nov-98          140.27               184.50                 190.33
    Dec-98          143.72               214.66                 215.06
    Jan-99          153.24               244.03                 246.27
    Feb-99          137.23               216.98                 224.22
    Mar-99          119.19               233.78                 241.18
    Apr-99          165.41               242.60                 248.96
    May-99          180.08               245.94                 242.06
    Jun-99          221.35               276.88                 263.83
    Jul-99          235.34               273.10                 259.06
    Aug-99          244.00               286.39                 270.00
    Sep-99          178.48               292.91                 270.38
    Oct-99          218.31               323.65                 292.05
    Nov-99          252.36               378.33                 327.56
    Dec-99          291.89               479.41                 399.60
    Jan-00          291.89               458.67                 384.83
    Feb-00          308.92               586.25                 457.94
    Mar-00          144.12               540.80                 448.48
    Apr-00          156.28               482.42                 377.22
    May-00          144.73               424.15                 331.72
    Jun-00          126.49               485.75                 389.93
    Jul-00          166.62               454.68                 368.82
    Aug-00          181.82               534.81                 412.40
    Sep-00          145.95               476.91                 358.96

                    APPROVAL OF AMENDMENT AND RESTATEMENT OF
                           1992 EQUITY INCENTIVE PLAN

         In the opinion of the Board of Directors, the future success of the Company depends, in large part, on its ability to attract, retain and motivate key employees with experience and ability in today's intensely competitive market. Under the Company's 1992 Equity Incentive Plan (the "Plan") the Company is currently authorized to grant equity incentives, including stock options, to purchase up to an aggregate of 3,356,250 shares of Common Stock. As of October 26, 2000, 3,335,076 shares of Common Stock had been issued, or are reserved for issuance, pursuant to awards granted under the Plan to employees and Directors of the Company; the Company estimates that the remaining 21,174 shares available for issuance under the Plan will not be sufficient to meet the Company's needs for the duration of the Plan, which expires by its terms in 2002. The Company does not currently intend to issue any awards under any of its other stock option plans. Since the Plan was approved by shareholders in 1992, all awards granted have been in the form of stock options. In addition the Company has made loans and supplemental grants from the Plan to participants designed to reduce adverse tax consequences of stock options granted under the Plan. Other forms of award, although permitted under the Plan, have not been granted.

         Accordingly, on October 26, 2000 the Board of Directors voted, subject to stockholder approval, to amend and restate the Plan to, among other things,
(i) increase from 3,356,250 to 4,356,250 the number of shares available for issuance under the Plan (subject to adjustment for certain changes in the Company's capitalization); (ii) amend and restate the Plan to limit the types of Awards that may be granted under the Plan and to limit the benefits a participant may receive under the Plan with respect to stock options, loans and supplemental grants; (iii) delete the provision for the repricing of
"under-water" options; and (iv) stipulate that all options be granted at not less than 100% of fair market value on the date of grant. If the stockholders do not approve the proposed amendments, the Company will not be able to grant any further options or make any further awards of stock under the Plan, which will significantly impact the Company's ability to attract, retain and motivate current and prospective employees.

         On October 26, 2000, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $32.25.


General

         The Plan was adopted by the Board of Directors on March 27, 1992 and approved by the stockholders on April 16, 1992. An amendment to the Plan was approved by the stockholders on January 30, 1998, to increase the number of shares available for issuance under the Plan to 3,356,250 and to limit to 150,000 (subject to adjustment for certain changes in the Company's capitalization) the number of shares or rights to acquire shares under the Plan which may be granted in any calendar year to any one employee of the Company. The amended Plan would provide for the grant of stock options, loans and supplemental grants ("Awards") to employees and Directors of the Company and its subsidiaries and to other persons in a position to make a contribution to the success of the Company and its subsidiaries. The Plan is administered by the Board of Directors, which has the authority to select the persons to whom Awards are granted and to determine the terms of each Award. The Board of Directors may delegate some or all of its powers with respect to the Plan to a committee of the Board, and has currently delegated substantially all of such powers to the Compensation Committee.

         All Awards (other than Awards in the form of an outright transfer of cash pursuant to a supplemental grant) are nontransferable other than by will or by the laws of descent and distribution or, in some cases, pursuant to certain domestic relations orders. Upon the termination of the relationship of a participant in the Plan (a "Participant") with the Company, any options which were exercisable by the Participant immediately prior to such termination may be exercised by the Participant for up to three months following such termination (or other period determined by the Board), except in the case of the death of the Participant, in which case the Participant's executor or heir will have a period of up to one year in which to exercise such options Unless otherwise determined by the Board, upon any such termination, all Awards to which the Participant is not irrevocably entitled will be canceled. In the event of a "change in control" of the Company, each outstanding option under the Plan will become exercisable in full, and conditions on supplemental grants relating to the passage of time and continued employment will be removed. A "change in control" will occur when any person (together with its affiliates) becomes the beneficial owner of 35% or more of the company's outstanding securities (other than as a result of acquiring such securities from the Company) or when, during any two-year period, the majority of the Board of the Company is replaced by Directors who were not elected or nominated by at least a two-thirds majority of the Directors of the Company.

         Because Award grants under the Plan are determined on a case by case basis, the benefits to be received by any particular current executive officer, by all current executive officers as a group, or by non-executive officer employees as a group cannot be determined by the Company at this time.



Stock Options

         Under the Plan, the Company may grant stock options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, and options not intended to qualify as incentive stock options (referred to as nonstatutory stock options). Either incentive stock options or nonstatutory stock options may be granted to employees of the Company, and with an exercise price established by the Board which may not be less than 100% of the fair market value of the Common Stock as of the date of grant. In the case of incentive stock options granted to persons who are at the time of such grant the owners of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations (referred to as a ten percent shareholder), the exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant. The term of an option may not exceed ten years from the date of grant, or five years from the date of grant in the case of an option granted to a ten percent shareholder.

         Options granted under the Plan may provide for the payment of the exercise price by delivery of cash or check in an amount equal to the exercise price of such options or, to the extent permitted by the Board, by (A) delivery of shares of Common Stock in the Company owned by the optionee for at least six months (or such shorter period as is expressly approved by the Board), and which have a fair market value equal to the exercise price per share, (B) delivery of a promissory note of the optionee to the Company on terms determined by the Board, (C) delivery of an irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price per share, or
(D) any combination of the foregoing.


Loans and Supplemental Grants

         Under the Plan, the Company may make cash loans or grants available to a Participant in connection with Awards. Such loans and grants are designed to reduce any adverse tax consequences to a participant as a result of the grant of an Award. No loan may have a term of more than ten years. Cash grants will not exceed the Participant's grossed-up tax liability with respect to any Award.


Federal Income Tax Consequences

         The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the Plan and with respect to the sale of Common Stock acquired under the Plan.

         Incentive Stock Options. No taxable income is recognized by an optionee, and no business expense deduction is available to the Company, upon either the grant or exercise of an incentive stock option. However, the difference between the exercise price of an incentive stock option and the fair market value on the date of exercise of the Common Stock acquired will be included in alternative minimum taxable income for an optionee for purposes of the "alternative minimum tax." Generally, if an optionee holds shares acquired upon the exercise of incentive stock options until the later of (i) two years from the grant of the option and (ii) one year from the date of transfer of the purchased shares to him or her (the "Statutory Holding Period"), any gain recognized by the optionee on a sale of shares will be treated as a capital gain. The gain recognized upon the sale of the stock is the difference between the option price and the sale price of the stock. Provided that the optionee satisfies the statutory holding period with respect to the Common Stock acquired upon exercise of the option, net federal income tax effect on the holder of incentive stock options is to defer, until the stock is sold, taxation of any increase in the stock's value from the time of grant to the time of exercise.

         If the optionee sells the stock prior to the expiration of the Statutory Holding Period, he or she will realize taxable income at ordinary income tax rates in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise less the option price, or (ii) the amount realized on sale less the option price, and the Company will receive a corresponding business expense deduction. The optionee will recognize a capital gain in an amount equal to the excess, if any, of the sale price over the fair market value of the stock on the date of exercise. If the optionee sells the stock for less than the option price, he or she will recognize a capital loss equal to the difference between the sale price and the option price. The capital gain or loss will be long-term if the shares are held for more than one year after exercise and short-term if the shares are held for a shorter period.

         Nonstatutory Options. No taxable income is recognized by the optionee, and no business expense deduction is available to the Company, upon the grant of a nonstatutory option. The optionee must recognize as ordinary compensation income in the year in which the option is exercised the amount by which the fair market value of the purchased shares on the date of exercise exceeds the option price. The Company will be entitled to a business expense deduction equal to the amount of ordinary compensation income recognized by the optionee, subject to the limitations imposed by Section 162(m) of the Code. The optionee will have a basis in the shares acquired upon exercise of the option equal to the option price plus any ordinary compensation income recognized.

         The optionee will recognize a capital gain or any loss upon the subsequent disposition of the purchased shares equal to the difference between his or her basis and the amount realized upon the sale. The capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year and a short-term capital gain or loss if the shares are held for a shorter period.

Board Recommendation

         The Board of Directors believes that the Amendments are in the best interests of the Company and its stockholders and therefore recommends that the stockholders vote FOR these Amendments. If the Amendments are not approved by the stockholders, the Company will not grant options in excess of the current authorized number of options. A copy of the Restated 1992 Equity Incentive Plan is attached to this Proxy Statement as Appendix B.



                     RELATIONSHIP WITH INDEPENDENT AUDITORS

         The Board of Directors, at the recommendation of the Audit Committee, has selected the firm of Ernst & Young as the Company's independent auditors for the current fiscal year. Ernst & Young has served as the Company's independent auditors since 1979. Although stockholder approval of the Board of Directors' selection of Ernst & Young is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Ernst & Young.

         A representative of Ernst & Young is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.


                              STOCKHOLDER PROPOSALS

         Proposals of stockholders submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and intended to be presented for consideration at the Company's 2002 Annual Meeting of Stockholders must be received by the Company not later than August 19, 2001 in order to be considered for inclusion in the Company's proxy material for that meeting.

         The Company's Amended and Restated By-Laws also establish an advance notice procedure with respect to stockholder nomination of candidates for election as Directors. A notice regarding stockholder nominations for Director must be received by the Company not less than 60 days nor more than 90 days prior to the applicable stockholder meeting, provided, however, that in the event the date of the meeting is not publicly announced by the Company by mail, press release or otherwise more than 70 days prior to the meeting, the notice must be received by the Company not later than the tenth day following the day on which such announcement of the date of the meeting is made. Any such notice must contain certain specified information concerning the persons to be nominated and the stockholder submitting the nomination, all as set forth in the By-Laws. The presiding officer of the meeting may refuse to acknowledge any Director nomination not made in compliance with such advance notice requirements. The Company has not publicly announced the date of the 2002 Annual Meeting prior to the mailing of this Notice and Proxy Statement. Accordingly, an appropriate notice from a stockholder regarding nominations for Director to be acted on at the 2002 Annual Meeting must be received by the Company within ten days of this mailing.

Proposals of stockholders intended to be presented at the Company's 2002 Annual Meeting of Stockholders that are not submitted pursuant to Exchange Act Rule 14a-8 or are not stockholder nominations of candidates for election as Directors must be received by the Company not later than November 6, 2001.


                                 OTHER BUSINESS

         The Board of Directors knows of no business to be brought before the Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.


                                            By Order of the Board of Directors,
                                            PAUL A. LACY, Clerk



December 20, 2000

THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY
FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                   Appendix A

                               KRONOS INCORPORATED
                             Audit Committee Charter


Organization

This charter governs the operations of the audit committee of the board of directors. The committee will review and reassess the charter at least annually and it will be approved by the board of directors. The audit committee shall be comprised of at least three directors each of whom are independent of management and the Company. Members of the audit committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. All audit committee members will be financially literate, and at least one member will have accounting or related financial management expertise.

Statement of Policy

The audit committee shall provide assistance to the directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the audit committee to maintain free and open communication between the directors, the independent auditors, the internal auditors, if any, and the financial management of the company.


Responsibilities and Processes

The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.


o The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board of directors and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee will review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' approval.

o The committee shall discuss with the independent auditors and the internal auditors, if any, the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee will discuss with management, the independent auditors and the internal auditors, if any, the adequacy and effectiveness of the accounting and financial controls including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee will meet separately with the independent auditors and the internal auditors, if any, with and without management present, to discuss the results of their examinations.

o The independent auditors will initiate a discussion with the committee, prior to the filing of the Company's Quarterly Report on Form 10-Q, if in the course of their interim review any matters described by SAS 61 have been identified. Otherwise, the independent auditors will notify the committee that the interim review has been completed and that there were no such items identified. Also, the committee will discuss any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

o The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee will discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

                                   Appendix B

                               KRONOS INCORPORATED
                       RESTATED 1992 EQUITY INCENTIVE PLAN

1.       PURPOSE

         The purpose of this Equity Incentive Plan (the "Plan") is to advance the interests of Kronos Incorporated (the "Company") by enhancing its ability to attract and retain employees and other persons or entities who are in a position to make significant contributions to the success of the Company and its subsidiaries through ownership of shares of the Company's common stock ("Stock").

         The Plan is intended to accomplish these goals by enabling the Company to grant Awards in the form of Options, Loans or Supplement Grants, or combinations thereof, all as more fully described below.

2.       ADMINISTRATION

         The Plan will be administered by the Board of Directors of the Company (the "Board"). The Board will have authority, not inconsistent with the express provisions of the Plan and in addition to other authority granted under the Plan, to (a) grant Awards at such time or times as it may choose; (b) determine the size of each Award, including the number of shares of Stock subject to the Award; (c) determine the type or types of each Award; (d) determine the terms and conditions of each Award; (e) waive compliance by a Participant (as defined below) with any obligations to be performed by the Participant under an Award and waive any term or condition of an Award; (f) amend or cancel an existing Award in whole or in part (and if an award is canceled, grant another Award in its place on such terms as the Board shall specify), except that the Board may not, without the consent of the holder of an Award, take any action under this clause with respect to such Award if such action would adversely affect the rights of such holder; (g) prescribe the form or forms of instruments that are required or deemed appropriate under the Plan, including any written notices and elections required of Participants, and change such forms from time to time; (h) adopt, amend and rescind rules and regulations for the administration of the Plan; and (i) interpret the Plan and decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations and actions of the Board, and all other determinations and actions of the Board made or taken under authority granted by any provision of the Plan, will be conclusive and will bind all parties. Nothing in this paragraph shall be construed as limiting the power of the Board to make adjustments under Section 7.3, Section 7.4 or Section 8.6.

         The Board may, in its discretion, delegate some or all of its powers with respect to the Plan to a committee (the "Committee"), in which event all references (as appropriate) to the Board hereunder shall be deemed to refer to the Committee. The Committee, if one is appointed, shall consist of at least three non-employee, independent directors. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members. On and after registration of the Stock under the Securities Exchange Act of 1934 (the "1934 Act"), the Board may delegate any or all of its powers under the Plan to a three person Committee, each member of which shall be an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and a "non-employee director" as defined in Rule 16b-3 promulgated under the 1934 Act.

3.       EFFECTIVE DATE AND TERM OF PLAN

         The Plan will become effective on the date on which it is approved by the stockholders of the Company. Grants of Awards under the Plan may be made prior to that date (but after Board adoption of the Plan), subject to such approval of the Plan.

         No Award may be granted under the Plan after March 27, 2002, but Awards previously granted may extend beyond that date.

4.       SHARES SUBJECT TO THE PLAN

         Subject to the adjustment as provided in Section 8.6 below, the aggregate number of shares of Stock that may be delivered under the Plan will be 3,356,250. If any Award requiring exercise by the Participant for delivery of Stock terminates without having been exercised in full the number of shares of Stock as to which such Award was not exercised will be available for future grants.

         Stock delivered under the Plan may be either authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan.

5.       ELIGIBILITY AND PARTICIPATION

         Those eligible to receive Awards under the Plan ("Participants") will be persons in the employ of the Company or any of its subsidiaries ("Employees") and other persons or entities (including without limitation non-Employee directors of the Company or a subsidiary of the Company) who, in the opinion of the Board, are in a position to make a significant contribution to the success of the Company or its subsidiaries. A "subsidiary" for purposes of the Plan will be a corporation in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock.

         Subject to adjustment as provided in Section 8.6 below, the maximum number of shares of Stock with respect to which Awards may be granted to any employee under the Plan in any one calendar year shall not exceed 150,000 Shares. For the purpose of calculating such maximum number, (a) an Award shall continue to be treated as outstanding notwithstanding its repricing, cancellation or expiration and (b) the repricing of an outstanding option or the issuance of a new option in substitution for a cancelled option shall be deemed to constitute the grant of a new additional option separate from the original grant of the option that is repriced or cancelled.

6.       TYPES OF AWARDS

         6.1.     OPTIONS

         (a) Nature of Options. An Option is an Award entitling the recipient on exercise thereof to purchase Stock at a specified exercise price.

         Both "incentive stock options," as defined in Section 422 of the Code (any Option intended to qualify as an incentive stock option being hereinafter referred to as an "ISO"), and Options that are not incentive stock options, may be granted under the Plan. ISOs shall be awarded only to Employees.

         (b) Exercise Price. The exercise price of an Option will be determined by the Board subject to the following:


                  (1) The exercise price shall not be less than 100% of the fair market value of the Common Stock of the Company at the time the option is granted.

                  (2) In the case of an ISO granted to a ten percent shareholder, the exercise price of an ISO shall not be less than 110% of the fair market value of the Stock subject to the Option, determined as of the time the Option is granted. A "ten-percent shareholder" is any person who at the time of grant owns, directly or indirectly, or is deemed to own by reason of the attribution rules of section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its subsidiaries.

         (c) Duration of Options. The latest date on which an Option may be exercised will be the tenth anniversary (fifth anniversary, in the case of an ISO granted to a ten-percent shareholder) of the day immediately preceding the date the Option was granted, or such earlier date as may have been specified by the Board at the time the Option was granted.

         (d) Exercise of Options. An Option will become exercisable at such time or times, and on such conditions, as the Board may specify. The Board may at any time accelerate the time at which all or any part of the Option may be exercised.

         Any exercise of an Option must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (1) any documents required by the Board and (2) payment in full in accordance with paragraph (e) below for the number of shares for which the Option is exercised.

         (e) Payment for Stock. Stock purchased on exercise of an Option must be paid for as follows: (1) in cash or by check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company or (2) if so permitted by the instrument evidencing the Option (or in the case of an Option which is not an ISO, by the Board at or after grant of the Option), (i) through the delivery of shares of Stock which have been outstanding for at least six months (unless the Board expressly approves a shorter period) and which have a fair market value on the last business day preceding the date of exercise equal to the exercise price, or (ii) by delivery of a promissory note of the Option holder to the Company, payable on such terms as are specified by the Board, or (iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (iv) by any combination of the permissible forms of payment; provided, that if the Stock delivered upon exercise of the Option is an original issue of authorized Stock, at least so much of the exercise price as represents the par value of such Stock must be paid other than by the Option holder's promissory note.

         (f) Discretionary Payments. If the market price of shares of Stock subject to an Option (other than an Option which is in tandem with a Stock Appreciation Right as described in Section 6.2 below) exceeds the exercise price of the Option at the time of its exercise, the Board may cancel the Option and cause the Company to pay in cash or in shares of Common Stock (at a price per share equal to the fair market value per share) to the person exercising the Option an amount equal to the difference between the fair market value of the Stock which would have been purchased pursuant to the exercise (determined on the date the Option is canceled) and the aggregate exercise price which would have been paid. The Board may exercise its discretion to take such action only if it has received a written request from the person exercising the Option, but such a request will not be binding on the Board.

         6.2.     Loans and Supplemental Grants.

         (a) Loans. The Company may make a loan to a Participant ("Loan"), either on the date of or after the grant of any Award to the Participant. A Loan may be made either in connection with the purchase of Stock under the Award or with the payment of any Federal, state and local income tax with respect to income recognized as a result of the Award. The Board will have full authority to decide whether to make a Loan and to determine the amount, terms and conditions of the Loan, including the interest rate (which may be zero), whether the Loan is to be secured or unsecured or with or without recourse against the borrower, the terms on which the Loan is to be repaid and the conditions, if any, under which it may be forgiven. However, no Loan may have a term (including extensions) exceeding ten years in duration.

         (b) Supplemental Grants. In connection with any Award, the Board may at the time such Award is made, or at a later date, provide for and grant a cash award to the Participant ("Supplemental Grant") not to exceed an amount equal to
(1) the amount of any federal, state and local income tax on ordinary income for which the Participant may be liable with respect to the Award, determined by assuming taxation at the highest marginal rate, plus (2) an additional amount on a grossed-up basis intended to make the Participant whole on an after-tax basis after discharging all the Participant's income tax liabilities arising from all payments under this Section 6. Any payments under this subsection (b) will be made at the time the Participant incurs Federal income tax liability with respect to the Award.

7.       EVENTS AFFECTING OUTSTANDING AWARDS

         7.1.     Death.

         If a Participant dies, the following will apply:

         (a) All Options held by the Participant immediately prior to death, to the extent then exercisable, may be exercised by the Participant's executor or administrator or the person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution, at any time within the one year period ending with the first anniversary of the Participant's death (or such shorter or longer period as the Board may determine) and shall thereupon terminate. In no event, however, shall an Option remain exercisable beyond the latest date on which it could have been exercised without regard to this Section
7. Except as otherwise determined by the Board, all Options held by a Participant immediately prior to death that are not then exercisable shall terminate at death.

         (c) Any payment or benefit under a Supplemental Grant to which the Participant was not irrevocably entitled prior to death will be forfeited and the Award canceled as of the time of death, unless otherwise determined by the Board.


         7.2.     Termination of Service (Other Than By Death).

         If a Participant who is an Employee ceases to be an Employee for any reason other than death, or if there is a termination (other than by reason of death) of the consulting, service or similar relationship in respect of which a non-Employee Participant was granted an Award hereunder (such termination of the employment or other relationship being hereinafter referred to as a "Status Change"), the following will apply:

         (a) Except as otherwise determined by the Board, all Options held by the Participant that were not exercisable immediately prior to the Status Change shall terminate at the time of the Status Change. Any Options that were exercisable immediately prior to the Status Change will continue to be exercisable for a period of three months (or such longer period as the Board may determine), and shall thereupon terminate, unless the Award provides by its terms for immediate termination in the event of a Status Change or unless the Status Change results from a discharge for cause which in the opinion of the Board casts such discredit on the Participant as to justify immediate termination of the Award. In no event, however, shall an Option remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 7. For purposes of this paragraph, in the case of a Participant who is an Employee, a Status Change shall not be deemed to have resulted by reason of (i) a sick leave or other bona fide leave of absence approved for purposes of the Plan by the Board, so long as the Employee's right to reemployment is guaranteed either by statute or by contract, or (ii) a transfer of employment between the Company and a subsidiary or between subsidiaries, or to the employment of a corporation (or a parent or subsidiary corporation of such corporation) issuing or assuming an option in a transaction to which section 424(a) of the Code applies.

         (b) Any payment or benefit under a Supplemental Grant to which the Participant was not irrevocably entitled prior to the Status Change will be forfeited and the Award canceled as of the date of such Status Change unless otherwise determined by the Board.

         7.3.     Change in Control.

         In the event of a Change in Control as defined in Appendix 1 the following will apply:

         (a) Each outstanding Option will immediately become exercisable in full unless the Board in a resolution adopted prior to such event expressly provides otherwise.



         (b) Conditions on Supplemental Grants which relate only to the passage of time and continued employment will be removed. Performance or other conditions (other than conditions relating only to the passage of time and continued employment) will continue to apply unless otherwise provided in the instrument evidencing the Awards or in any other agreement between the Participant and the Company or unless otherwise agreed to by the Committee.

         7.4.     Certain Corporate Transactions.

         Subject to Section 7.3, in the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company's outstanding Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all the Company's assets or a dissolution or liquidation of the Company (a "covered transaction"), all outstanding Awards will terminate as of the effective date of the covered transaction, and the following rules shall apply:

         (a) Subject to paragraph (b) below, the Board may in its sole discretion, prior to the effective date of the covered transaction, (1) make each outstanding Option exercisable in full, (2) cause the Company to make any payment and provide any benefit under each outstanding Supplemental Grant which would have been made or provided with the passage of time had the transaction not occurred and the Participant not suffered a Status Change (or died), and (3) forgive all or any portion of the principal of or interest on a Loan.

         (b) With respect to an outstanding Award held by a Participant who, following the covered transaction, will be employed by or otherwise providing services to a corporation which is a surviving or acquiring corporation in such transaction or an affiliate of such a corporation, the Board may, in lieu of or in addition to any action described in paragraph (a) above, arrange to have such surviving or acquiring corporation or affiliate grant to the Participant a replacement award which, in the judgment of the Board, is substantially equivalent to the Award.

8.       GENERAL PROVISIONS

         8.1.     Documentation of Awards.

         Awards will be evidenced by such written instruments, if any, as may be prescribed by the Board from time to time. Such instruments may be in the form of agreements to be executed by both the Participant and the Company, or certificates, letters or similar instruments, which need not be executed by the Participant but acceptance of which will evidence agreement to the terms thereof.

         8.2.     Rights as a Stockholder, Dividend Equivalents.

         Except as specifically provided by the Plan, the receipt of an Award will not give a Participant rights as a stockholder; the Participant will obtain such rights, subject to any limitations imposed by the Plan or the instrument evidencing the Award, upon actual receipt of Stock. However, the Board may, on such conditions as it deems appropriate, provide that a Participant will receive a benefit in lieu of cash dividends that would have been payable on any or all Stock subject to the Participant's Award had such Stock been outstanding. Without limitation, the Board may provide for payment to the Participant of amounts representing such dividends, either currently or in the future, or for the investment of such amounts on behalf of the Participant.

         8.3.     Conditions on Delivery of Stock.

         The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove restriction from shares previously delivered under the Plan (a) until all conditions of the Award have been satisfied or removed, (b) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulation have been complied with, (c) if the outstanding Stock is at the time listed on any stock exchange, until the shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of notice of issuance, and (d) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

         If an Award is exercised by the Participant's legal representative, the Company will be under no obligation to deliver Stock pursuant to such exercise until the Company is satisfied as to the authority of such representative.

         8.4.     Tax Withholding.

         The Company will withhold from any cash payment made pursuant to an Award an amount sufficient to satisfy all federal, state and local withholding tax requirements (the "withholding requirements").

         In the case of an Award pursuant to which Stock may be delivered, the Board will have the right to require that the Participant or other appropriate person remit to the Company an amount sufficient to satisfy the withholding requirements, or make other arrangements satisfactory to the Board with regard to such requirements, prior to the delivery of any Stock. If and to the extent that such withholding is required, the Board may permit the Participant, or such other person to elect at such time and in such manner as the Board provides, to have the Company hold back from the shares to be delivered, or to deliver to the Company, Stock having a value calculated to satisfy the minimum statutory withholding requirement.

         If at the time an ISO is exercised the Board determines that the Company could be liable for withholding requirements with respect to a disposition of the Stock received upon exercise, the Board may require as a condition of exercise that the person exercising the ISO agree (a) to inform the Company promptly of any disposition (within the meaning of section 424(c) of the Code) of Stock received upon exercise, and (b) to give such security as the Board deems adequate to meet the potential liability of the Company for the withholding requirements and to augment such security from time to time in any amount reasonably deemed necessary by the Board to preserve the adequacy of such security.

         8.5.     Nontransferability of Awards.

         Except as otherwise provided in a specific Award agreement, no Award (other than an Award in the form of an outright transfer of cash or Unrestricted Stock) may be transferred other than by will or by the laws of descent and distribution, and during an employee's lifetime an Award requiring exercise may be exercised only by the Participant (or in the event of the Participant's incapacity, the person or persons legally appointed to act on the Participant's behalf.)

         8.6. Adjustments in the Event of Certain Transactions.

         (a) In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capitalization, or other distribution to common stockholders other than normal cash dividends, after the effective date of the Plan, the Board will make any appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 4 above.

         (b) In any event referred to in paragraph (a), the Board will also make any appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change. The Board may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if it is determined by the Board that adjustments are appropriate to avoid distortion in the operation of the Plan.

         8.7.     Employment Rights, Etc.

         Neither the adoption of the Plan nor the grant of Awards will confer upon any person any right to continued retention by the Company or any subsidiary as an Employee or otherwise, or affect in any way the right of the Company or subsidiary to terminate an employment, service or similar relationship at any time. Except as specifically provided by the Board in any particular case, the loss of existing or potential profit in Awards granted under the Plan will not constitute an element of damages in the event of termination of an employment, service or similar relationship even if the termination is in violation of an obligation of the Company to the Participant.

         8.8.     Deferral of Payments.

         The Board may agree at any time, upon request of the Participant, to defer the date on which any payment under an Award will be made.


9.       EFFECT, DISCONTINUANCE, CANCELLATION, AMENDMENT AND TERMINATION

         Neither adoption of the Plan nor the grant of awards to a Participant will affect the Company's right to grant to such Participant awards that are not subject to the Plan, to issue to such Participant Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Stock be issued to Employees.

         The Board may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards, provided that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify for the award of ISOs under section 422 of the Code and to continue to qualify under Rule 16b-3 promulgated under Section 16 of the 1934 Act.

Appendix 1

"Change in Control" shall be deemed to have occurred if:

         (a) any `person' as such term is used in Sections 13(d) and 14(d) of the 1934 Act (other than (i) the Company, (ii) any subsidiary of the Company, (iii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, or (iv) any Company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the `beneficial owner' (as defined in Section 13(d) of the 1934
Act), together with all Affiliates and Associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities (other than as a result of acquisition of such securities from the Company); or

         (b) during any period of two consecutive years (not including any period prior to the effective date of the Plan), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a) of this definition) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof.

                               KRONOS INCORPORATED

                  Proxy for the Annual Meeting of Stockholders
                         To Be Held on February 8, 2001

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned, revoking all prior proxies, hereby appoint(s) Mark S. Ain and Paul A. Lacy, and each of them, with full power of substitution, as proxies to represent and vote as designated herein, all shares of stock of Kronos Incorporated (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 297 Billerica Road, Chelmsford, Massachusetts on Thursday, February 8, 2001 at 10:00 a.m., or any adjourned sessions thereof.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted for proposals 1, 2, 3, and 4. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised.


 PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.

Please sign this proxy exactly as your name(s)appear(s) on the reverse side hereof. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.




HAS YOUR ADDRESS CHANGED?                      DO YOU HAVE ANY COMMENTS?

--------------------------------             -----------------------------------

--------------------------------             -----------------------------------


|----|  PLEASE MARK VOTES
| X  |  AS IN THIS EXAMPLE
|----|


  KRONOS INCORPORATED


1.   To elect the following persons as                                  For Both      With-hold      For Both
     Class III Directors (except as marked                              Nominees        Both          Except
     below):                                                               [ ]           [ ]            [ ]

        (1) Richard J. Dumler
        (2) Samuel Rubinovitz


If you do not wish your shares voted "For" a particular  nominee,  mark the "For
Both Except" box and strike a line through the name of that nominee. Your shares will be voted for the remaining nominee.

2.   To approve amendments to the                                           For         Against       Abstain
     Company's 1992 Equity Incentive Plan                                   [ ]           [ ]           [ ]
     (the "Plan") and to increase from
     3,356,250 to 4,356,250 the number of
     shares available for issuance under
     the Plan (subject to adjustment for
     certain changes in the Company's
     capitalization).

3.   To ratify the selection of Ernst &                                     For         Against       Abstain
     Young LLP as the Company's independent                                 [ ]           [ ]           [ ]
     auditors for the 2001 fiscal year.

4.   To transact such other business as                                     For         Against       Abstain
     may properly come before the meeting                                   [ ]           [ ]           [ ]
     or any and all adjourned sessions of
     the meeting.

Mark box at right if an address  change or comment has been noted on
the reverse side of this card.                                              [ ]

CONTROL NUMBER:
RECORD DATE SHARES:
                                                   -----------------------
    Please be sure to sign and date this Proxy    |Date                   |
 -------------------------------------------------------------------------
|                                                                         |
|                                                                         |
 -------------------------------------------------------------------------
  Stockholder sign here                                Co-Owner sign here

DETACH CARD                                                          DETACH CARD


                               KRONOS INCORPORATED

         Dear Stockholder:

         Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

         Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

         Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

         Your vote must be received prior to the Annual Meeting of Stockholders of the Company on Thursday, February 8, 2001. Thank you in advance for your prompt consideration of these matters.

         Sincerely,
         Kronos Incorporated